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                     January 5, 2021

       Renato Negro
       Vice President and Controller
       Avanos Medical, Inc.
       5405 Windward Parkway, Suite 100 South
       Alpharetta, Georgia 30004

                                                        Re: Avanos Medical,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-36440

       Dear Mr. Negro:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences